UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                    January 16, 2002

DISPLAY TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	0-14427	33-2286268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 McCullough Drive, Suite 220, Charlotte, North Carolina 28262

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code                                 (704) 548-1931

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5.          OTHER EVENTS

On January 16, 2002, SouthTrust Bank sold substantially all the non-real estate assets of the Company’s subsidiary, Don Bell Industries, Inc. in a negotiated sale to Don Bell Signs, LLC, a company formed by Gary Bell, a former director of the Company and President of Don Bell Industries, Inc. SouthTrust Bank, as secured lender, had previously foreclosed upon these assets. At the same time, Don Bell Industries, Inc., with the consent of the secured lender, sold real estate to such purchaser. These two transactions produced net proceeds of approximately $2,075,000, which were applied against the Company’s secured loan facility with SouthTrust. The outstanding principal balance of this facility is now approximately $6,835,000, which is secured by all of the assets of the Company and its subsidiaries (except for Ad Art Electric Sign Corporation).

 Lockwood Sign Group, Inc. is the Company’s only subsidiary still conducting operations. Lockwood is currently negotiating a sale of its business. If this sale is not completed within the next several weeks it is likely that the secured lender will foreclose upon Lockwood’s assets and any remaining assets held by the Company or any of its subsidiaries. Neither such sale nor a foreclosure will produce proceeds sufficient to satisfy the balance outstanding under the Company’s secured loan facility and, accordingly, in no event will any amounts be available for shareholders of the Company. Upon such a sale or foreclosure, the Company will cease all operations.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)	Exhibits.

	2.1	Contract for Sale and Purchase between Don Bell Industries, Inc. and Don Bell Signs, LLC, dated January 4, 2002

	2.2	Purchase and Sale Agreement between SouthTrust Bank and Don Bell Signs, LLC, dated January 3, 2002

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on  Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DISPLAY TECHNOLOGIES, INC. (Registrant)

By: /s/ Bill Lunsford Bill Lunsford, President Chief Executive Officer

By: /s/ Bill Lunsford Bill Lunsford, Chief Accounting Officer

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